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                                                                   EXHIBIT 99.1


              HS RESOURCES ANNOUNCES SELLING STOCKHOLDER OFFERING

San Francisco, California -- September 30, 1997

         HS Resources, Inc. today announced the offering by Natural Gas Partners, L. P. (the "Stockholder") of approximately 1.8 million shares of the Company's common stock. The Stockholder is liquidating this portion of its holdings to comply with obligations under its partnership agreement. The shares allocable to the Stockholder's general partner, which includes the managers of the Natural Gas Partners funds ("NGP"), are not being sold pursuant to the offering and will be distributed to the general partner.

         According to Ken Hersh, a manager of NGP, "We have been a strategic investor in the Company since 1990, and we are liquidating a portion of the partnership's investment at this time as a result of certain holding restrictions under our partnership agreement. The managers of NGP continue to believe in the Company's ability to create long term value, and I look forward to remaining a member of the Board of Directors and shareholder of the Company."

         Commenting on the offering, Nicholas J. Sutton, Chairman and Chief Executive Officer said, "NGP has been a valued, long term investor. Although their partnership agreement necessitates this sale, we are pleased that the managers of NGP will continue to be shareholders, and that Ken Hersh will remain on the Board. The offering will provide additional liquidity in our stock and broaden our base of shareholders."

         The shares being offered were registered in the shelf registration filed by the Company in June 1997. The offering is being underwritten by underwriters led by Lehman Brothers Inc.

         Separately, as part of its required liquidation, NGP announced the sale earlier today of 1 million shares of common stock in a direct, privately negotiated transaction between the Stockholder and a foreign investment fund. The purchase price for the shares was $17.25 per share.

         HS Resources is a leading U.S. independent company engaged in the development, acquisition, expliotation, exploration, production and marketing of oil and gas with active projects in the Rocky Mountain, Mid-Continent, and Gulf Coast regions. The common stock of HS Resources, Inc. is traded on The New York Stock Exchange under the symbol "HSE."

         For additional information contact Theodore Gazulis, Vice President Treasury, Capital Markets and Investor Relations at (415) 433-5795 Extension 522.